EXHIBIT 10.2

PROMISSORY NOTE

$4,500,000                                       December 11, 2009

(1)  For value received, the undersigned, Premier Financial Bancorp, Inc., a Kentucky corporation with principal offices in Huntington, West Virginia (“Borrower”) hereby promises to pay in lawful money of the United States of America to the order of The Bankers’ Bank of Kentucky, Inc., a Kentucky banking organization, with main offices in Frankfort, Kentucky (“Lender”), at the main offices of Lender, 107 Progress Drive, Frankfort, Kentucky, 40602,  on December 11 of 2010, the outstanding principal amount loaned to Borrower under this Promissory Note, and not previously repaid, together with interest due and owing as of such date upon such outstanding principal amount, as reflected by the books and records of the Lender.  The Parties agree and acknowledge that the Borrower may request and receive monies from Lender under this Promissory Note from time to time, but the aggregate outstanding principal balance at any time shall not exceed Four Million Five Hundred Thousand ($4,500,000) Dollars, and that the right to request and receive monies from Lender hereunder shall cease and terminate on December 11, 2010.

(2)  The outstanding principal balance under this Promissory Note shall bear annual interest at the rate of the Prime Rate,  as announced from time to time by J.P. Morgan Chase Bank, New York, New York,  adjusted daily, with a floor (minimum) rate of four (4%) percent.  In addition to the interest payments required under Paragraph (1) above, interest on this Promissory Note shall be due and payable on the 11th day of each March, June, September and December during the term of this Promissory Note, and at the maturity date hereof.  The Prime Rate of J.P. Morgan Chase Bank will function only as a tool for setting the rate on this Promissory Note and Lender does not represent that such rate has any relationship to the rate it charges its other customers.

(3)  All payments on account of indebtedness evidenced by this Promissory Note shall be first applied to interest, costs and expenses, and then to principal, and interest shall be computed on the basis of a 360/365-day year.

(4)  The occurrence of any one or more of the following shall constitute a Default or Event of Default under this Promissory Note as those terms are defined under the Loan Agreement described below:

(i)  Failure to make any payment of principal, interest or costs within ten (10) days after any such payment is due hereunder; and

(ii)  The occurrence of any other Default or Event of Default under the Loan Agreement or the Stock Pledge and Security Agreement dated November 10, 2006 or the Promissory Note executed of even date herewith by Lender and Borrower.

(5)  Time is of the essence with respect to this Promissory Note and in the Event of Default or an Event of Default under this Promissory Note, then (i) the entire principal balance hereof, and all accrued interest and costs shall, at the option of the Lender, without notice, bear interest at a rate from time to time equal to five (5%) percentage points over what otherwise would have been the Promissory Note rate from the date of Default or Event of Default and until said is cured; and (ii) the entire principal balance hereof and all accrued interest and costs shall immediately become due and payable at the option of the Lender without notice.  Lender’s failure to exercise any option hereunder shall not constitute a waiver of the right to exercise the same at a subsequent time or upon the occurrence of any such Default or Event of Default.

(6)  Borrower acknowledges that, if any payment, whether of principal, interest or costs, under this Promissory Note is not paid when due, Lender will, as a result thereof, incur costs not contemplated hereunder, the exact amount of which would be extremely difficult or impractical to ascertain.  Such costs include, without limitation, process and accounting charges.  Therefore, Borrower hereby agrees to pay to Lender with respect to each payment of any nature which is not received by Lender within twenty (20) days after such payment is due hereunder, a late charge equal to three (3%) percent of the amount of such payment.  Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the cost(s) Lender will incur by reason of any such late payment.  Acceptance of such late charge by Lender shall in no event constitute a waiver of a Default or Event of Default with respect to the overdue payment and shall not prohibit or prevent Lender from exercising any of the other rights and remedies available to Lender.

(7)  If there is any Default or Event of Default under this Promissory Note and Lender consults with an attorney regarding the enforcement of any of its rights hereunder or under the Stock Pledge and Security Agreement or the Loan Agreement dated November 10, 2006 or the Promissory Note executed of even date herewith, or if this Promissory Note is placed in the hands of an attorney for collection, or if suit be brought to enforce this Promissory Note, Loan Agreement or the Stock Pledge and Security Agreement, Borrower promises and agrees to pay all costs thereof, including reasonable attorneys fee’s.  Such costs and attorneys fees shall include, without limitation, costs and attorneys fee’s in any appeal or in any proceeding under any present or future federal bankruptcy act, state receivership law or federal or state banking agency proceedings.

(8)  This Promissory Note is secured by a pledge under the Stock Pledge and Security Agreement dated November 10, 2006 of one hundred (100%) percent of the outstanding common stock of Citizens Deposit Bank and Trust, Vanceburg, Kentucky, and one hundred (100%) percent of the outstanding common stock of Farmers Deposit Bank, Eminence, Kentucky.

(9)  Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest.

(10)  This Promissory Note shall be construed and enforced and otherwise governed by the Laws of the Commonwealth of Kentucky.

(11)  As used herein, the term “Lender” shall mean any holder or owner of this Promissory Note, or any portion thereof, or participation therein.

Premier Financial Bancorp, Inc.
A Kentucky Corporation

By   /s/ Robert W. Walker

Title:   President and CEO

Notary Acknowledgement:
State:  West Virginia                       County:  Cabell
The foregoing instrument was acknowledged before me this 11th day of December, 2009 by  Robert Walker

By:  Arlene Napier
My Commission Expires:      4/15/2013